Exhibit 16

June 17, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A of The Eastern Company filed with the Securities and Exchange Commission on June 17, 2009 and are in agreement with the statements contained in paragraphs (a) (ii), (iv) and (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/UHY LLP